EXHIBIT 10.1

                                 PROMISSORY NOTE

FACE  AMOUNT                                        $625,000
PRICE                                               $500,000
INTEREST  RATE                                      0%  per  month
NOTE  NUMBER                                        August-2006-101
ISSUANCE  DATE                                      August  21,  2006
MATURITY  DATE                                      August  21,  2007

FOR VALUE RECEIVED, Payment Data Systems, Inc., a Nevada corporation, and all of its subsidiaries (the "Company") (OTC BB: PYDS) hereby promises to pay to the order of DUTCHESS PRIVATE EQUITIES FUND, II, LP (collectively, the "Holder") by the Maturity Date, or earlier, the Face Amount of Six Hundred and Twenty-Five Thousand Dollars ($625,000) U.S., (this "Note") in such amounts, at such times and on such terms and conditions as are specified herein (sometimes hereinafter the Company and the Holder are referred to collectively as "the Parties").

Any capitalized term not defined in this Note are defined in the Investment Agreement for the Equity Line of Credit between Dutchess Private Equities Fund, LP (the "Investor") and the Company (the "Equity Line"), which definitions the Company and the Holder incorporate herein by reference.

ARTICLE  1     Method  of  Payment

     Section 1.1 Payments made to the Holder by the Company in satisfaction of this Note (referred to as a "Payment," or "Payments") shall be drawn from each Put under the Equity Line of Credit provided by the Investor to the Company. The Company shall make payments to the Holder in the amount of a) one-hundred percent 100% of each Put (as defined in the Investment Agreement between the Company and the Investor dated February 6, 2004) until fifty-two thousand and eighty-three dollars ($52,083) ("Minimum Payment Amount") has been received by the Holder during a given calendar month, subsequent to which, b) fifty percent (50%) of the Put Amounts drawn by the Company for that calendar month in excess of the Minimum Payment Amount shall be paid to the Holder by the Company (both a) and b) collectively shall be referred to as the "Payment Amount") until the Face Amount is paid in full, minus any fees due. For example, if the proceeds from the first Put in a given calendar month were $102,083, the Company would receive $25,000 from that Put, minus any fees due, and 50% of all succeeding Puts that close during that month. The First Payment and each subsequent Payment will be made at the Closing of each Put ("Payment Date" or "Payment Dates") until this Note is paid in full, with a minimum amount of fifty-two thousand and eighty-three dollars ($52,083) due to the Holder per month by the last business day of the calendar month notwithstanding the Put Amounts drawn by the Company for each calendar month. Notwithstanding any provision to the contrary in this Note, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereon, in readily available funds at any time and from time to time without penalty.

     Section 1.2 Payments pursuant to this Note shall be drawn directly from the Closing of each Put and shall be wired directly to the Holder on the Closing Date up to the Minimum Payment Amount. After the Minimum Payment Amount is received by the Holder, fifty percent (50%) of the proceeds from each Put will be wired directly to the Holder and the remaining fifty percent (50%) shall be wired directly to the Company. The total Put Amount shall be included in the calculation of the Threshold Amount (as defined in Section 1.4, below). The Company agrees to fully execute and diligently carry out Puts to the Investor, on the terms set forth in the Investment Agreement. The Company agrees that the Put Amount shall be for the maximum amount allowed under the Investment Agreement. Further, the Company agrees to issue Puts to the Investor for the maximum frequency allowed under the Investment Agreement. Failure to comply with the terms of the Investment Agreement with respect to the Puts will result in an Event of Default as defined in this Agreement in Article 4.

     Section 1.3 In order to assist the Company in meeting its obligations under this note, the Company hereby authorizes the Investor to transfer funds from each Put directly to the Holder as described herein. A Put shall be deemed closed after the funds are transferred to the Holder or the Company.

     Section 1.4 After Closing, the Company must make a Prepayment to the Holder when the aggregate amount of financing ("Financing") received by the Company is in excess of five hundred thousand dollars ($500,000) ("Threshold Amount"). The Company agrees to pay one hundred percent (100%) of any Financing proceeds raised by the Company over the Threshold Amount toward the Prepayment of the Note and any penalties until the Face Amount is paid in full. The Prepayments shall be made to the Holder within one (1) business day of the Company's receipt of the Financing. Failure to do so will result in an Event of Default. The Threshold Amount shall also pertain to any assets sold, transferred or disposed of by the Company, except in the normal course of business, exceeding five thousand dollars ($5,000) per year.

ARTICLE  2        Collateral

     Section 2.1 The Company does hereby agree to issue to the Holder for use as Collateral thirty (30) signed Put Notices. In the event, the Holder uses the Collateral in full, the Company shall immediately deliver to the Holder additional Put Sheets as requested by the Holder.

     Section 2.2 Upon the completion of the Company's obligation to the Holder of the Face Amount of this Note, the Company will not be under any further obligation to complete additional Puts. All remaining Put sheets shall be marked "VOID" by the Holder and returned to the Company at the Company's request.


ARTICLE  3        Unpaid  Amounts

     Section 3.1 In the event that on the Maturity Date the Company has any remaining amounts unpaid on this Note (the "Residual Amount"), the Holder can exercise its right to increase the Face Amount by ten percent (10%) as an initial penalty AND an additional two and one-half percent (2.5%) per month
                  ---
paid, pro rata for partial periods, compounded daily, as liquidated damages ("Liquidated Damages"). If a Residual Amount remains, the Company is in Default and the Holder may elect remedies as set forth in Article 4, below. The Parties acknowledge that Liquidated Damages are not interest and should not constitute a penalty.


ARTICLE  4     Defaults  and  Remedies

     Section 4.1 Events of Default. An "Event of Default" occurs if any one of the following occur:

     (a) The Company does not make a Payment within two (2) business days of (i) the Closing of a Put; or (ii) a Payment Date; or, (iii) a Residual Amount on the Note exists on the Maturity Date; or

     (b) The Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of the Company or for its property; (iv) makes an assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; or

     (c) The Company's $0.001 par value common stock (the "Common Stock") is suspended or is no longer listed on any recognized exchange, including an electronic over-the-counter bulletin board, for in excess of two (2) consecutive trading days; or

     (d) The registration statement for the underlying shares in the Equity Line is not effective for any reason and is not cured within five (5) days; or,

     (e) Any of the Company's representations or warranties contained in this Agreement were false when made; or,

     (f) The Company breaches this Agreement, and such breach, if and only if such breach is subject to cure, continues for a period of five (5) business days.

As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     Section 4.2 Remedies. In the Event of Default, the Holder may elect to garnish Revenue from the Company in an amount that will repay the Holder on the schedules outlined in this Agreement.

     In the Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Note by ten percent (10%) as an initial penalty. In addition, the Holder may elect to increase the Face Amount of the Note by two and one-half percent (2.5%) as Liquidated Damages, compounded daily. The Parties acknowledge that Liquidated Damages are not interest under the terms of this Agreement, and shall not constitute a penalty.

     In the event of a Default hereunder, the Holder, at its sole election, shall have the right, but not the obligation, to either:

          a) Switch the Residual Amount to a five-year ("Convertible Maturity Date"), fourteen percent (14%) interest bearing convertible debenture at the terms described hereinafter (the "Convertible Debenture"). In the Event of Default, the Convertible Debenture shall be considered closed ("Convertible Closing Date"), as of the date of the Event of Default. If the Holder chooses to convert the Residual Amount to a Convertible Debenture, the Company shall have twenty (20) business days after notice of default from the Holder (the "Notice of Convertible Debenture") to file a registration statement covering an amount of shares equal to three hundred percent (300%) of the Residual Amount. Such registration statement shall be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "Commission") within sixty (60) business days of the Convertible Closing Date. In the event the Company does not file such registration statement within twenty (20) business days of the Holder's request, or such registration statement is not declared by the Commission to be effective under the Securities Act within the time period described above the Residual Amount shall increase by one thousand dollars ($1,000) per day. In the event the Company is given the option for accelerated effectiveness of the registration statement, the Company will cause such registration statement to be declared effective as soon as reasonably practicable and will not take any action to delay the registration to become effective. In the event that the Company is given the option for accelerated effectiveness of the registration statement, but chooses not to cause such registration statement to be declared effective on such accelerated basis, the Residual Amount shall increase by one thousand dollars ($1,000) per day commencing on the earliest date as of which such registration statement would have been declared to be effective if subject to accelerated effectiveness; or

           b) The Holder may increase the Payment Amount described under Article 1 to fulfill the repayment of the Residual Amount. The Company shall provide full cooperation to the Holder in directing funds owed to the Holder on any Put made by the Company to the Investor. The Company agrees to diligently carry out the terms outlined in the Equity Line for delivery of any such shares. In the event the Company is not diligently fulfilling its obligation to direct funds owed to the Holder from Puts to the Investor, as reasonably determined by the Holder, the Holder may, after giving the Company two (2) business days advance notice to cure the same, elect to increase the Face Amount of the Note by 2.5% each day, compounded daily, in additional to and on top of additional remedies available to the Holder under this Note.

     Section  4.3     Conversion  Privilege

     (a) The Holder shall have the right to convert the Convertible Debenture into shares of Common Stock at any time following the Convertible Closing Date and before the close of business on the Convertible Maturity Date. The number of shares of Common Stock issuable upon the conversion of the Convertible Debenture shall be determined pursuant to Section 4.4, but the number of shares issuable shall be rounded up to the nearest whole share.

     (b) The Holder may convert the Convertible Debenture in whole or in part, at any time and from time to time.

     (c) In the event all or any portion of the Convertible Debenture remains outstanding on the Convertible Maturity Date (the "Debenture Residual Amount"), the unconverted portion of such Convertible Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 4.4.

     Section  4.4     Conversion  Procedure.

     (a) The Holder may elect to convert the Residual Amount in whole or in part any time and from time to time following the Convertible Closing Date. Such conversion shall be effectuated by providing the Company, or its attorney, with that portion of the Convertible Debenture to be converted together with a facsimile or electronic mail of the signed notice of conversion (the "Notice of Conversion"). The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or electronically mailed the Notice of Conversion. The Holder can elect to either reissue the Convertible Debenture, or continually convert the existing Debenture. Any Notice of Conversion faxed or electronically mailed by the Holder to the Company on a particular day shall be deemed to have been received no later than the following business day (receipt being via a confirmation of the time such facsimile or electronic mail to the Company is received).

     (b)     Common  Stock  to  be  Issued.     Upon  the  conversion  of  any
Convertible Debentures by the Holder, the Company shall instruct its transfer agent to issue stock certificates without restrictive legends or stop transfer instructions, if, at that time, the aforementioned registration statement described in Section 4.2 has been declared effective (or with proper restrictive legends if the registration statement has not as yet been declared effective), in specified denominations representing the number of shares of Common Stock issuable upon such conversion. In the event that the Debenture is deemed saleable under Rule 144 of the Securities Exchange Act of 1933, the Company shall, upon a Notice of Conversion, instruct the transfer agent to issue free trading certificates without restrictive legends, subject to other applicable securities laws. The Company is responsible to for all costs associated with the issuance of the shares upon conversion, including but not limited to the opinion letter, FedEx of the certificates and any other costs that arise. The Company shall act as registrar of the Shares of Common Stock to be issued and shall maintain an appropriate ledger containing the necessary information with respect to each Convertible Debenture. The Company warrants that no instructions have been given or will be given to the transfer agent which limit, or otherwise prevent resale and that the Common Stock shall otherwise be freely resold, except as may be set forth herein or subject to applicable law.

     (c) Conversion Rate. The Holder is entitled to convert the Debenture Residual Amount, plus accrued interest and penalties, anytime following the Convertible Closing Date, at the lesser of either (i) seventy-five percent (75%) of the lowest closing bid price during the fifteen (15) trading days immediately preceding the Notice of Conversion, or (ii) 100% of the lowest bid price for the twenty (20) trading days immediately preceding the Convertible Closing Date
("Fixed  Conversion  Price").   No  fractional  shares  or  scrip  representing
fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share.

     (d) Nothing contained in the Convertible Debenture shall be deemed to establish or require the Company to pay interest to the Holder at a rate in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company. In the event this Section 4.4(d) applies, the Parties agree that the terms of this Note shall remain in full force and effect except as is necessary to make the interest rate comply with applicable law.

     (e) The Holder shall be treated as a shareholder of record on the date the Company is required to issue the Common Stock to the Holder. If prior to the issuance of stock certificates, the Holder designates another person as the entity in the name of which the stock certificates requesting the Convertible Debenture are to be issued, the Holder shall provide to the Company evidence that either no tax shall be due and payable as a result of such transfer or that the applicable tax has been paid by the Holder or such person. If the Holder converts any part of the Convertible Debentures, or will be, the Company shall issue to the Holder a new Convertible Debenture equal to the unconverted amount, immediately upon request by the Holder.

     (f) Within five (5) business days after receipt of the documentation referred to in this Section, the Company shall deliver a certificate, for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock as instructed by Holder within five (5) business days after the Conversion Date, the Company shall pay to the Holder an additional one percent (1%) per day in cash of the full dollar value of the Debenture Residual Amount then remaining after conversion, compounded daily.

     (g) The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Convertible Debentures by the Holder of the entire amount of Convertible Debentures then outstanding. If, at any time, the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders of the Company) available to effect, in full, a conversion of the Convertible Debentures (a "Conversion Default," the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available. Any Convertible Debentures, or any portion thereof, which cannot be converted due to the Company's lack of sufficient authorized common stock (the "Unconverted Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to the Holder, by facsimile, within three (3) business days of such default, and the Holder shall give notice to the Company by facsimile within five (5) business days of receipt of the original Notice of Conversion Default of its election to either nullify or confirm the Notice of Conversion.

     (h) The Company agrees to pay the Holder payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) multiplied by ..24 multiplied by the initial issuance price of the outstanding or tendered but not converted Convertible Debentures held by the Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Convertible Debentures. The Company shall send notice ("Authorization Notice") to the Holder that additional shares of Common Stock have been authorized, the Authorization Date, and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the conversion rate set forth in the first sentence of this paragraph, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event the Holder elects to take such payment in cash, cash payment shall be made to the Holder within five (5) business days, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert at the conversion rate set forth in the first sentence of this paragraph until the expiration of the conversion period.

     (i) The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Convertible Debentures in full will cause the Holder to suffer irreparable harm, and that the actual damages to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The Parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable, and under the circumstances, do not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

     (j) If, by the fifth (5th) business day after the Conversion Date, any portion of the shares of the Convertible Debentures have not been delivered to the Holder and the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") necessary to make delivery of shares which would had been delivered if the full amount of the shares to be converted had been delivered to the Holder, then the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares minus (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In
Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

ARTICLE  5     Additional  Financing  and  Registration  Statements

     Section 5.1 The Company will not enter into any additional financing agreements whether for debt or equity, without prior expressed written consent from the Holder, unless (A) the Company delivers to Holder a written notice (the " Financing Notice") of its intention to effect such Financing, which Financing Notice shall describe in reasonable detail the proposed terms of such Financing, the amount of proceeds intended to be raised thereunder, the person with whom such Financing shall be effected, and attached to which shall be a term sheet or similar document relating thereto; and (B) Holder shall not have notified the Company by 5:00 p.m. EST on the fifth Trading Day after its receipt of the Financing Notice of its willingness to provide, subject to completion of mutually acceptable documentation, financing to the Company on substantially the terms set forth in the Financing Notice.

     Section 5.2 The Company agrees that it shall not file any registration statement which includes any of its Common Stock, except for those on Form S-8, not to exceed one hundred thousand dollars ($100,000) per quarter, until such time as the Note is paid off in full ("Lock-Up Period") or without the prior written consent of the Holder.

     Section 5.3 If, at any time, while this Note is outstanding, the Company issues or agrees to issue to any entity or person ("Third Party") for any reason whatsoever, any common stock or securities convertible into or exercisable for shares of common stock (or modify any such terms in effect prior to the execution of this Note) (a "Third Party Financing"), at terms deemed by the Holder to be more favorable to the Third Party, then the Company grants to the Holder the right, at the Holder's election, to modify the terms of this Note to match or conform to the more favorable term or terms of the Third Party Financing. The rights of the Holder in this Section 5.3 are in addition to all other rights the Holder has pursuant to this Note.

Violation of any Section under this Article 5 will result in an Event of Default and the Holder may elect to take the action or actions outlined in Article 4.

ARTICLE  6     Notice.

     Section 6.1 Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered (i) upon delivery, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, so long as it is properly addressed. The addresses and facsimile numbers for such communications shall be:

If  to  the  Company:

Michael  Long
12500  San  Pedro,  Suite  120
San  Antonio,  TX  78216
Phone:  (210)  249-4100
Facsimile:  (210)  249-4130


If  to  the  Holder:

Dutchess  Capital  Management,  LLC
Douglas  Leighton
50  Commonwealth  Ave,  Suite  2
Boston,  MA  02116
(617)  301-4700
(617)  249-0947

     Section  6.2     The  Parties  are required to provide each other with five
(5) business days prior notice to the other party of any change in address, phone number or facsimile number.

ARTICLE  7     Time

     Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday on which the United States Stock Markets ("US Markets") are closed ("Holiday"), such payment shall be made or condition or obligation performed on the last business day preceding such Saturday, Sunday or Holiday. A "business day" shall mean a day on which the US Markets are open for a full day or half day of trading.

ARTICLE  8     No  Assignment.

      This Note and the obligations hereunder shall not be assigned, except as otherwise provided herein.

ARTICLE  9     Rules  of  Construction.

     In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof. Wherever, in this Note, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and, if it is made in good faith, it shall be conclusive and binding upon the Company.

ARTICLE  10     Governing  Law

     The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

ARTICLE  11     Disputes  Subject  to  Arbitration

     The parties to this Note will submit all disputes arising under it to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing in this section shall limit the Holder's right to obtain an injunction for a breach of this Agreement from a court of law.

ARTICLE  12     Conditions  to  Closing

     The Company shall have delivered the proper Collateral to the Holder before Closing of this Note.

ARTICLE  13     Structuring  and  Administration  Expense

     The Company agrees to pay for related expenses associated with the proposed transaction of $50,000. This amount shall cover, but is not limited to, the following: due diligence expenses, document creation expenses, closing costs, and transaction administration expenses. All such structuring and administration expenses shall be deducted from the first closing.

ARTICLE  14     Indemnification

     In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of this Note and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Note, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Note or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or is based on illegal trading of the Common Stock by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

ARTICLE  15     Incentive  Shares

     The Company shall issue one million and forty-two thousand (1,042,000) shares of unregistered, restricted Common Stock to the Holder as an incentive for the investment ("Incentive Shares"). The Incentive Shares shall be issued and delivered immediately to the Holder and shall carry piggyback registration rights. In the event the Incentive Shares are not registered in the next registration statement, the Company shall pay to the Holder, as a penalty, one hundred fifty thousand (150,000) additional shares of common stock for each time a registration statement is filed and the Incentive Shares are not included, unless the registration statement is for the registration of shares as set forth in a new Equity Line with the Holder or an affiliate of the Holder. The Holder at its sole discretion may waive such penalty. The Company's failure to issue the Incentive Shares constitutes an Event of Default and the Holder may elect to enforce the remedies outlined in Article 4. The Company's obligation to provide the Holder with the Incentive Shares, as set forth herein, shall survive the operation of the Agreement and any default on this obligation shall provide the Holder with all rights, remedies and default provisions set forth in this Note, or otherwise available by law. The Company is responsible for all costs associated with the removal of the restrictive legends of the Incentive Shares, including but not limited to the opinion letter, FedEx of the certificates and any other costs that arise.

ARTICLE  16     Use  of  Proceeds

     The  Company  shall  use  the  funds  for  general  corporate  purposes.

ARTICLE  17     Waiver

     The Holder's delay or failure at any time or times hereafter to require strict performance by Company of any obligations, undertakings, agreements or covenants shall not waive, affect, or diminish any right of the Holder under this Note to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Note, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Note be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by a separate instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

ARTICLE  18     Senior  Obligation

     The Company shall cause this Note to be senior in right of payment to all other current or future debt of the Company. The Company warrants that it has taken all necessary steps to subordinate its other obligations to the rights of the Holder in this Note.

ARTICLE  19     Transactions  With  Affiliates

     The Company shall not, and shall cause each of its Subsidiaries to not enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years excluding employment agreements done in the normal course of business, shareholders who beneficially own five percent (5%) or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "Related Party") during the Lock Up Period.

ARTICLE  20     Equity  Line  Obligations

          At the request of the Holder, at any time after the Company's current effective registration statement for the Equity Line of Credit with Dutchess Private Equities, LP (File No: 333-116654), has seven million (7,000,000) shares or less remaining for issuance, the Company shall immediately execute a new Investment Agreement for an Equity Line of Credit under the same terms and conditions as the previous Equity Line, if so required. The Company shall immediately prepare a registration statement for the registration of shares as set forth in the new Investment Agreement. The Holder shall also retain the right to determine the date of the filing of such registration statement, but in no event sooner than thirty (30) days after notice being given to the Company. The Company shall respond to any and all SEC comments or correspondence, whether written or oral, direct or indirect, formal or informal ("Comments"), within seven (7) business days of receipt by the Company of such Comments. The seven
(7) business day period provided herein shall be extended as may be required by delays caused by Investor; and, provided further, that such seven (7) business day period shall be extended two (2) business days for responses to SEC staff accounting comments. The Company shall cause the Registration Statement relating to the Registrable Securities to become effective no later than two (2) business days after notice from the SEC that the Registration Statement has been cleared of all comments. Failure to do any action outlined in this Article will result in an Event of Default and the Holder may seek to take actions as outlined in Article 4.

ARTICLE  21     Intentionally  Omitted

ARTICLE  22     Miscellaneous

     Section 22.1 This Note may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Note by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Note by such party. Such facsimile copies shall constitute enforceable original documents.

     Section 22.2 The Company warrants that the execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the "Principal Market"), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect as defined below. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Note in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would lead to delisting of the Common Stock by the Principal Market.

     Section 22.3 The Company and its "Subsidiaries" (which for purposes of this Note means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Note, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Note.

     Section 22.4 Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note, and to issue this Note and Incentive Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Note by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Incentive Shares pursuant to this Note, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) this Note has been duly and validly executed and delivered by the Company, and (iv) the Note constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

     Section 22.5 The execution and delivery of this Note shall not alter the prior written agreements between the Company and the Holder, consisting of the transaction documents, associated with Equity Line. This Note is the FINAL AGREEMENT between the Company and the Holder with respect to the terms and conditions set forth herein, and, the terms of this Note may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties

     Section 22.6 There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants, auditors and lawyers formerly or presently used by the Company, including but not limited to disputes or conflicts over payment owed to such accountants, auditors or lawyers.

     Section 22.7 All representations made by or relating to the Company of a historical nature and all undertakings described herein shall relate and refer to the Company, its predecessors, and the Subsidiaries.

     Section 22.8 The only officer, director, employee and consultant stock option or stock incentive plan currently in effect or contemplated by the Company has been submitted to the Holder or is described or within past filings with the United States Securities and Exchange Commission.

     Section 22.9 The Company acknowledges that its failure to timely meet any of its obligations hereunder, including, but without limitation, its obligations to make Payments, deliver shares and, as necessary, to register and maintain sufficient number of Shares, will cause the Holder to suffer irreparable harm and that the actual damage to the Holder will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Note a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Note.

     Section 22.10 In the event that any rules, regulations, interpretations or comments, whether formal, informal, directly or indirect, written or oral ("Comment"), from the SEC or other governing body, hinder any operation of this Agreement or the underlying transaction documents for the Equity Line, the Parties hereby agree that those specific terms and conditions shall be negotiated on similar terms within five (5) business days, and shall not alter, diminish or affect any other rights, duties or covenants in this Note and that all terms and conditions will remain in full force and effect except as is necessary to make those specific terms and conditions comply with applicable rule, regulation, interpretation or Comment. Failure for the Company to agree to such new terms, shall constitute and Event of Default herein, as outlined in
Article 4, and the Holder may elect to take actions as outlined in the Note. Any misrepresentations shall be considered a breach of contract and an Event of Default under this Agreement and the Holder may seek to take actions as described under Article 4 of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Note as of the date first written above.

PAYMENT  DATA  SYSTEMS,  INC.


   By:  /s/  Michael  Long
        ------------------
 Name:  Michael  Long
Title:  Chief  Executive  Officer

   By:  /s/  Louis  Hoch
        ----------------
 Name:  Louis  Hoch
Title:  Chief  Operating  Officer


DUTCHESS  PRIVATE  EQUITIES  FUND,  L.P.
BY  ITS  GENERAL  PARTNER  DUTCHESS
CAPITAL  MANAGEMENT,  LLC

   By:  /s/  Douglas  H.  Leighton
        --------------------------
 Name:  Douglas  H.  Leighton
Title:  A  Managing  Member